Exhibit 99.1

TICC Announces Pricing of CLO Transaction

GREENWICH, CT – 08/04/2011 – TICC Capital Corp. (NasdaqGS: TICC) announced today that is has priced the senior notes of a collateralized loan obligation transaction.

On August 4, 2011, TICC priced the senior notes in a $225,000,000 collateralized loan obligation (CLO) transaction. The senior notes will be issued by a newly formed special purpose vehicle in which a wholly-owned subsidiary of TICC owns all of the equity. The senior notes will have an initial face amount of $101,250,000, are expected to be rated AAA/Aaa by Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc., respectively, and will bear interest at three-month LIBOR plus 2.25%. The senior notes will have a stated maturity date of July 25, 2021 and will be subject to a three year non-call period. The CLO will have a three year reinvestment period. The anticipated closing date of the transaction is August 10, 2011.

About TICC Capital Corp.

We are a publicly traded business development company principally engaged in providing capital to small to mid-size companies. While the structures of our financings vary, we look to invest primarily in the debt of established businesses. Companies interested in learning more about financing opportunities should contact Debdeep Maji at (203) 983-5285 or visit our website at www.ticc.com.

Forward-Looking Statements

This press release contains forward-looking statements subject to the inherent uncertainties in predicting future results and conditions. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements. These factors are identified from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to update such statements to reflect subsequent events.